Exhibit 10.7F

New Joinder Agreement

HOMETRUST BANK

DIRECTOR EMERITUS PLAN

JOINDER AGREEMENT

FOR F.K. McFARLAND

WHEREAS, F.K. McFarland (the “Director”) is a director of HomeTrust Bank (the “Bank”); and

WHEREAS, the Bank sponsors the HomeTrust Bank Director Emeritus Plan (the “DE Plan”); and

WHEREAS, in recognition of the services provided by the Director to the Bank, the Bank desires that the Director become a participant in the DE Plan.

Accordingly, the Bank and the Director hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that the Director will become a participant under the DE Plan (as such DE Plan may now exist or hereafter be modified), and shall be provided a DE Plan Benefit under this Joinder Agreement and the DE Plan.

1. The DE Plan Benefit shall be $16,193 per year. This benefit amount shall increase at a rate of 5 percent per annum on the anniversary of the DE Plan Benefit Commencement Date (as herein defined, but disregarding any delay of payments on account of Section 409A of the Code), and as of each anniversary thereafter during the Payout Period (as herein defined).

2. The Payout Period for the DE Plan Benefit shall be twenty (20) years. Each year’s annual benefit shall be paid in twelve equal monthly installments.

3. The DE Plan Commencement Date is the first day of the month following the Director’s Termination without Cause, except as required to comply with Section 409A of the Code. The benefit provided herein is 100 percent vested. Notwithstanding the foregoing, if the Participant experiences a Removal for Cause, he shall not be entitled to any benefit under this Joinder Agreement.

4. In the event of the Director’s death prior to the receipt of his entire DE Plan Benefit, the monthly payments shall continue to be paid for the balance of the Payout Period to his Beneficiary as designated in this Joinder Agreement (or a subsequent valid Beneficiary designation), or in the absence of such designation as provided under the DE Plan.

5. All capitalized terms under this Joinder Agreement shall have the same meaning as under the DE Plan, unless specifically defined herein.

The Director hereby designates the following person(s) as his Beneficiary of the DE Plan Benefit provided under this Joinder Agreement. The Director is aware that he can subsequently change such Beneficiary designation by submitting to the Bank, at any subsequent time, a new written designation of primary and secondary Beneficiaries to whom payment shall be made in the event of the Director’s death prior to the complete distribution of the DE Plan Benefit under this Joinder Agreement. The Director understands that any Beneficiary designation made subsequent to the execution of this Joinder Agreement relating to this DE Plan Benefit shall become effective only when receipt thereof is acknowledged in writing by the Bank.

PRIMARY BENEFICIARY:	______________________

SECONDARY BENEFICIARY:	______________________

______________________

______________________

This document constitutes an individual agreement with the Director and not a “plan” or a “benefit plan” for accounting purposes. The document shall be administered and interpreted accordingly.

This Joinder Agreement has been executed by the parties on this 18th day of May, 2010 (but effective as of February 1, 2010, other than as required under Section 409A of the Code).

/s/ F. K. McFarland	May 18, 2010
F.K. McFarland	Date

HomeTrust Bank

By	F. Ed Broadwell, Jr.	May 10, 2010
	(Bank’s duly authorized Officer)	Date